Exhibit 99.2

TRANSCRIPT
TWMC - Q4 2010 Trans World Entertainment Corp. Earnings Conference Call
Date: March 03, 2011

CORPORATE PARTICIPANTS
Bob Higgins
Trans World Entertainment Corp - Chairman of the Board, CEO
Mike Honeyman
Trans World Entertainment Corp - Pres, COO
John Sullivan
Trans World Entertainment Corp - CFO, EVP

CONFERENCE CALL PARTICIPANTS
William Myers
Miller Asset Management – Analyst

Operator
Good day, ladies and gentlemen, and welcome to Trans World Entertainment fourth quarter 2010 conference call. At this time, all lines are in a listen-only mode. Later, we will conduct a question-and-answer session; and instructions will follow at that time.

(Operator Instructions). As a reminder, this conference call is being recorded. I would now like to turn the conference over to your host today, Bob Higgins, Chairman and CEO of Trans World Entertainment.
Please begin.

Bob Higgins - Trans World Entertainment Corp - Chairman of the Board, CEO
Thank you, Sean. Good morning, everyone. On the call with me are Mike Honeyman, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we share our 2010 results.

Our January business had little impact on the comp sales results we reported in our holiday sales press release. Fourth quarter comp store sales were down 6%. By category, our fourth quarter comp sales were flat in video and down 5% in music. However, I would like to point out that both categories outperformed the industry. The video game comp sales decreased 38% during the fourth quarter. As of year-end, 127 of our stores carried games. During last year’s fourth quarter, we were liquidating games in over 200 stores. Our other categories, which include electronics, accessories, and trend, were down 6% for the quarter. Positive comp sales in electronics were offset by declines in accessories and trend.

For the fiscal year of 2010, total sales were $652 million; and comp store sales decreased 4%. For the year, our comp sales in the video category were up 1% and represented 44% of our total business versus 42% in 2009. Comp sales in music were down 4% and represented 36% of our total business, compared to 35% in 2009. Comp sales in video games were down 38%. Games represented 6% of our total business, compared to 9% in 2009. As I mentioned before, we carry games in 200 fewer stores this year than last year. Our other categories, electronics, accessories, and trend, were flat for the year and represented 15% of our total business, the same percentage as 2009.

Now John will review our fourth quarter and annual results in more detail.

John Sullivan - Trans World Entertainment Corp - CFO, EVP
Thank you, Bob.

Good morning. I will first address our quarterly results and then discuss our annual results.
For the fourth quarter of 2010, the Company recorded net income of $12.4 million or $0.38 per share. This compares to net income of $11.4 million or $0.36 per share in the fourth quarter of 2009, which included a one-time tax benefit of $12.6 million.

For the quarter, income from operations improved $13.9 million to $13.3 million, compared to a loss from operations of $600,000 in the fourth quarter of 2009. Included in this year’s fourth quarter results is a non-cash charge of $2 million, which is the result of recording an impairment charge against certain long-lived assets. Included in last year’s fourth quarter results is an impairment charge of $3.6 million. After adjusting for the impairment charge, our EBITDA for the quarter improved 159% to $17.9 million this year, compared to $6.9 million last year.

Our Gross margin rate for the fourth quarter was 33.8%, compared to 27.9% last year, an improvement of 590 basis points. This resulted from better management in our gross margin in each category. In addition, this year, we closed 60 fewer stores than last year, 73 stores versus 133, and received broader vendor participation in funding markdowns related to liquidating inventory. We also had fewer markdowns in our games business for the last year, when we exited the business in 200 stores.

SG&A for the quarter was 26.1% of sales, compared to 25.6% of sales last year. Interest expense was $900,000 in the quarter versus $600,000 last year. The increase is primarily due to the amortization of loan origination fees related to the three-year extension we signed in April. In addition, interest expense also increased due to a 55 basis-point increase in our unused commitment fee. For the full fiscal year of 2010, our net loss improved 27% to $31 million or $0.99 per share, compared to a net loss of $42.4 million or $1.35 per share in 2009. For fiscal year 2010, the loss from operations improved $25.4 million to $27.3 million, compared to a loss from operations of $52.7 million in 2009.

Annual gross margin was 33.6%, compared to last year’s 32.1%. SG&A dollars were $233.6 million. That was 35.8% of sales, compared to $295.6 million or 36.3% to sales last year. EBITDA for the year improved 58% to a loss of $14.2 million, compared to last year’s loss of $33.9 million. Interest expense was $3.4 million compared to $2.7 million last year. Looking at our year-end balance sheet for 2010, we finished the year with cash of $75 million, compared to $72 million last year. Our year-end inventory position was $234 million, a 12% decrease from last year’s $267 million. During the fourth quarter, we closed 73 stores, ending the year with 460 stores occupying 3.1 million square feet. This compares to 557 stores and 3.8 million square feet at the end of 2009.

Now let me turn it back to Bob to discuss our business outlook.

Bob Higgins - Trans World Entertainment Corp - Chairman of the Board, CEO
Thank you, John.

2010 was a challenging year in terms of comp sales and operating results. Despite the comp sales decline, we were able to reduce our loss from operations $25 million, a 48% improvement; and this was done through improved gross margin and lower SG&A expenses. In addition, our financial position remains strong with no borrowings on our revolver at year-end and cash at $75 million. Our peak borrowings, which occurred in November of each year, were $31.5 million this year, compared to $89 million last year. Our inventory leverage improved to 55% from 49% at the end of ‘09. Our real estate strategy has allowed us to either reduce rents to help a store achieve an acceptable profit or to close it and generate cash from the liquidation of the inventory. With a core group of stores and a strong balance sheet, we saw an improvement in our operating results during 2010.

2011 is a key year for us to improve our performance on a per-store basis through capitalizing on the foundation we have built to deliver better value, control expenses, and drive additional bottom line contribution. We will aggressively seize opportunities to improve our operating results. We have been and are continuing to thoroughly evaluate all aspects of our business by challenging each and every component of our business to improve and become more efficient, while at the same time, we are committed to investing in people, technology, and merchandise to support our future. While we work to improve our results, we continue to focus on the management of inventory and cash to provide the needed capital as we work through our transition.

I will close by saying we are confident that we will continue to improve our operating results.

And now, before I open the call to questions, I would like to take this opportunity to thank all of our associates, our vendors, and our customers.

Now, Sean, I would like to open up the call to questions.

Operator
Thank you, ladies and gentlemen. (Operator Instructions). I have a question from William [Myers] with Miller Asset Management.

Please go ahead with your question.

William Myers - Miller Asset Management - Analyst
Yes, thank you. I just wanted to check on your cost of — your cost of sales for the recent quarter as a percentage of net sales was down. It is — I think it is down to 66% or so, and last year it had been 72% or so. So could you just give us some color on that improvement?

John Sullivan - Trans World Entertainment Corp - CFO, EVP
Sure. A lot of it had to do — as I commented in my remarks that we had a greater vendor participation in closing stores and liquidating the inventory on top of closing 60 fewer stores. That was probably worth about 200 basis points of the difference.

In our go-forward stores, we enjoyed a — an increase in gross margin in just about all of the categories, which is probably worth about another 200 basis points; and we took fewer markdowns this year versus last year when we — last year, we exited the game business in about 200 stores and took some significant markdowns.

William Myers - Miller Asset Management - Analyst
Okay, thank you.

Operator
I am not showing any other questions in the queue at this time.

Bob Higgins - Trans World Entertainment Corp - Chairman of the Board, CEO
Okay. I would like to thank everybody for their time today. We look forward to reporting out on you on our first-quarter results.

And again, thank you for your all your support.

Operator
Thank you. Ladies and gentlemen, thank you for your —

Bob Higgins - Trans World Entertainment Corp - Chairman of the Board, CEO
Thank you, Sean —

Operator
I am sorry. Go ahead.

Bob Higgins - Trans World Entertainment Corp - Chairman of the Board, CEO
No, I just said thank you, Sean, for your help.

Operator
Thank you.
Ladies and gentlemen, thank you for your participation. Everyone may disconnect. Have a wonderful day.